FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 20 1999
No.  C1191099
Dean Heller
Dean Heller, Secretary of State

ARTIICLES OF INCORORAIION
OF
AMERICAN COATING TECHNOLOGIES, INC.

The undersigned natural person of the age of eighteen years or more, acting as Incorporator of a corporation under the provisions of the Nevada Business Act of the State of Nevada, adopts the following
Articles of Incorporation for such corporation.

ARTICLIE I
NAME

The name of the corporation is American Coating Technologies, Inc.

ARTICLE II
EXISTANCE AND DURATION

The period of duration of this corporation is perpetual.

ARTICLE III
PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act. In furtherance of its lawful purposes, the corporation shall have and may exercise al rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Nevada. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.


ARIICLE IV
CAPITALIZATION

(a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Five Million (105,000,000 shares). One Hundred Million (100,000,000) shares shall be designated "Common Stock" and shall a par value of $.001. Five Million (5,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

(b)Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par Value Of $.001 for Common Stock and $.001 for Preferred Stock All shares shall be fully paid and non-assessable.


(c) Issuance of Preferred Stock the Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the Variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.

(d) Dividends. Dividends in cash, property or share of the corporation may be id upon the Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(e) Voting Rights & Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the corporation

(f) Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(g) Dissolution or Liquidation. Upon any dissolution or liquidation, whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such distribution, before any payment shall be made or any assets distributed to the common stock shareholders. Upon any dissolution or liquidation whether voluntary or involuntary, if the assets distributed among the holders of preferred shares are insufficient to permit the payment to such shareholder of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.

ARTICLE V
INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office is 2800 Cameo Circle, Las Vegas Nevada 89107 and the name of its initial registered agent is Alvin A. Snaper.

ARTICLE VI
PRINCIPAL OFFICE

The address of the principal office of the corporation is 4066 South 1400 East, Salt Lake City, Utah 84124. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE VII
INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is three. The number of directors of this corporation shall be not less than three, except there need be only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified is;


Alvin A. Snaper
2800 Cameo Circle
Las Vegas, Nevada 89107

David L. Taylor
4974 Gaskill Way
West Jordan, Utah 84088

Stephen W. Brockbank
I 1 74 East 2700 South, Suite 4
Salt Lake City, Utah 84106

ARTICLE VIII
INDEMNIFICATION

As the Board of Directors may from time to time, provide in the By-Laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.


ARITCLE IX
INCORPORATOR

The name and address of the incorporator is:

David L. Taylor
4974       Way
West Jordan, Utah 84088

Dated this 8 day of Jan. 1999.

David L. Taylor, Incorporator


STATE OF UTAH

COUNTY OF SALT LAKE


I, Debra A. Boomsua, a Notary Public, hereby certify that David L. Taylor, known to me to be the person whose name is subscribed to the annexed and foregoing Articles of Incorporation before me this 8th day of January 1999, in person and being by me first duly sworn, acknowledged that he signed the Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that statements therein contained are true.

My Commission Expires:  2-6-99

Debra A. Boomsua
3880 5700 E
SLC, UT  84106